Exhibit 10.26

STATEMENT OF CONTRACT OF EMPLOYMENT

(incorporating employment particulars required under Part 1 Section 1 of the Employment Rights Act 1996)

This Statement dated the 01/09/2011 sets out particulars of the main terms and conditions which, together with other particulars that are referred to unless otherwise stated, form part of the Contract of Employment between Atkore International (Unistrut Limited) (the employer referred to as “the Company”) whose registered office is at Delta Point, Greets Green Road, West Bromwich B70 9PL and Gary Uren of 2 The Cedars Warwick Place, Leamington Spa CV325DE (referred to as “employee”, “you”, “your” etc).

COMMENCEMENT OF EMPLOYMENT

Your employment by the Company began on 1ST September 2008

Your employment in the role of Managing Director for EMEA began on 1st July 2010

Your employment in the role of Managing Director for EMEA/APAC began on 18th February 2011.

Your employment in the role of President for EMEA/APAC is based in the UK.

APPOINTMENT

The title of the job, which you are employed to do is President for the EMEA/APAC region which operates within the Atkore International organization. This role reports to the President and CEO of Atkore International.

Your duties are those that can be reasonably associated with your job title and any additional or different duties that the Company may require from time to time. It is a condition of your employment that you are prepared to perform duties other than those for which you have been specifically employed and transfer to any other job, consistent with your classification and for which you have the capability, as the Company may reasonably require of you in response to the needs of the business.

The location of your office base is the Company’s premises within the West Midlands area. The regions in which you will be expected to perform your role are Europe, Middle East and Africa, China, New Zealand, Australia.

The Company has the right as a condition of your employment, to transfer you temporarily to cover short-term requirements at any location, or transfer you permanently to another place of work that will be ‘reasonably’ accessible to you from your normal residence.

PAY

During your employment your salary will be at a rate of £170,841 per annum and your wage will be payable, after deductions, at monthly intervals. Payments will be made directly to your bank account. The salary will be reviewed on such a date as the Company decides and the decision upon such review will be at the absolute discretion of the Company. You are also eligible to participate in the company Annual Incentive Plan bonus scheme. The level of bonus is based upon 40% of the basic salary and this is the maximum that you would be eligible to receive. You have also been selected to participate in the company’s Equity programme, further details will provided separately by your HR representative.

MEDICAL BENEFITS

Medical benefits will be provided to you and your family during your employment. Please refer to the separate cover guide for details of the plan and the cover provided.

OTHER BENEFITS ASSOCIATED WITH YOUR EMPLOYMENT

Other benefits associated with your employment include a company car and fuel card. This vehicle should be used in order to fulfil the needs of your role and should be maintained at an adequate standard whilst in your possession.

PENSION ALLOWANCE

You will also receive a £25,000 pension amount that will be paid in monthly instalments after relevant tax deductions.

ADDITIONAL COMPENSATION ASSOCIATED WITH YOUR EMPLOYMENT WHILST IN THE UK

You will receive a monthly stipend of £1,000.00 to help offset the higher tax costs associated with living in the U.K. This stipend will be grossed up for taxes and will only be available to you while you are employed in the U.K.

You will receive a lump sum bonus equal to $100,000 USD. This lump sum will be grossed up for taxes and is repayable if you voluntarily leave the company within 2 years of the effective date of this appointment. Should you leave the company, you would be expected to repay the full amount within a 12 month period, i.e., repayment of the after tax within 90 days of your termination with the remainder to be repaid upon the reimbursement of the taxes from the U.K. government (expected within a 12 month timeframe from the date of termination).

Atkore International will offset the difference between the tax you paid on your company car in Australia and the tax you are paying on your current company car in the U.K. This payment is retroactive to June 1, 2011. This provision will only be available to you while you are employed in the U.K.

EQUITY PLAN

You will be provided with 30,000 shares of equity grants as part of Atkore’s 2012 equity program (subject to Board approval). The anticipated price of Atkore shares is $10.00.

EXPENSES

The Company will reimburse you all preauthorised and reasonable travel, accommodation and other expenses that have been reasonably incurred by you in the proper performance of your duties subject to the production of such receipts, vouchers and documents in respect of the actual payments made by yourself.

HOURS OF WORK

Your normal hours of work are 37 per week. A 30 minute unpaid break is taken on each day at a time that will be suitable to the Company. You must complete your hours of work and devote your whole time, attention and abilities to your duties on the days and between the times each week as notified to you in advance. You will also work such overtime as the Company may reasonably require of you having regard to the needs of its business and duties within your role.

WORK OVERSEAS

The Company will require you to work outside the United Kingdom for responsibilities associated with your role.

HOLIDAYS

In the case of a normal working week of five days, the entitlement to annual holiday each holiday year (January to December) is 25 days. This is given in addition to the 8 public holidays.

Employees will receive holiday pay for days that are taken as holiday leave. A day’s holiday pay will consist of the proportion of an employee’s salary or the sum of an employee’s hourly rate of pay, and if applicable any shift premiums that is relative to the normal hours of work of the day or shift in question. Holidays should be booked using the local process which requires authorization from your line Manager.

No other payment will be made in relation to holiday leave.

HEALTH AND SAFETY

The Company places paramount importance on the health, safety and welfare of its employees at work. You are required to comply with all Health and Safety Rules as notified to you and to take all reasonably practicable steps to protect yourself and your colleagues at work as well as to ensure the safety of those whom the Company does not employ but who are affected by its undertaking.

TERMINATION OF EMPLOYMENT

You are required to give the Company six months notice in writing to terminate your employment.

The notice due to you from the company to terminate your employment will be six months.

These notice periods may be increased or decreased by mutual agreement in writing.

In the event of notice of termination of employment being given by either party, the Company reserves the right to require you to work your notice from your home and/or undertake different duties or no duties at all provided always that you continue to be paid and receive your full contractual benefits until your employment terminates.

Nothing in this Termination of Employment clause shall prejudice the Company’s right to summarily terminate your employment in the case of gross misconduct without notice or payment of any sums.

In the event of Termination of Employment, you shall not work for any company which is or shall be wholly or partly in competition with the business or any Group Companies in which you have been concerned or involved with to any material extent after 9 months of the Termination date.

In the event that your employment ends due to mutual agreement, the company will repatriate you and your family back to Australia within 90 days of your termination.

DISCIPLINE AND DISMISSAL PROCEDURE

The Company’s Procedure applicable to the taking of disciplinary decisions relating to you or to a decision to dismiss you, which is not incorporated into your Contract of Employment by reference in this Statement, is contained in the Employee Handbook for your information and guidance.

COLLECTIVE AGREEMENTS

There are no collective agreements incorporated into your Contract of Employment.

OTHER EMPLOYMENT OR ACTIVITIES

You must not undertake any other paid employment without the prior permission of the Company, which will not be unreasonably withheld, and you must not engage in any outside activity, paid or unpaid, which might interfere with the effective discharge of your duties or adversely affect the Company in any way.

CONFLICT OF INTEREST

It is important that all employees work and act in a manner, which is in the interest and to the advantage of the Company. You are forbidden to undertake any other competing employment whilst employed by the Company, nor will you, during your employment (except with the written consent of the Company), be directly or indirectly engaged, concerned or interested in any other trade, business or occupation whatsoever which would give rise to a conflict of interest. Further, you must not, during your employment (except with the Company’s written consent), introduce to any other competing business orders for goods or services with which the Company is able to deal.

CONFIDENTIAL INFORMATION

In the ordinary course of your employment you will be exposed to information about the business of the Company and the suppliers and customers of the Company which is confidential or is commercially sensitive and which should not be available to competitors or the general public and which if disclosed will be liable to cause significant harm to the Company.

You must not during your employment, except as authorised or required by your duties as an employee of the Company, or at any time after the termination of your employment howsoever occasioned, communicate, publish or disclose to any person, firm, company or other entity whatsoever any of the following: trade secrets; confidential operations/processes; information marked “confidential”; and/or information you have been told or are aware is confidential or which the Company might reasonably expect you to regard as confidential (including but not limited to any such information relating to the organisation, business, transactions, commercial terms and prices, finances, projects or affairs of the Company, inclusive of such information about the customers or clients) which may come to your knowledge during your employment.

This restriction shall not apply to any such information that has entered the public domain after the termination of your employment (other than either through a breach by you of this confidentiality obligation or through a breach by any other person of confidentiality obligations owed by that person to the Company).

COMPANY PROPERTY AND RECORDS

Employees shall promptly whenever requested by the Company and in any event on termination of employment for whatever reason, return to the Company all Company property in their possession, custody or control, including without limitation all confidential information in tangible form, lists of clients, suppliers, customers, documents, forms, papers, designs, correspondence, records, samples, specifications, testing procedures, manufacturing instructions, manuals, brochures, software, hardware, flow charts, source codes, sketches, prototypes on or by whatever medium kept or made or received by the employee during their course of employment hereunder and which shall be surrendered by the employee to someone duly authorized on behalf of the Company.

Employees shall not be entitled to and shall not retain any copies thereof or extracts there from.

GENERAL

The Company will keep personal data about you and provide such data only on a need to know basis as and when required. Personal data about you can include sickness and medical records and reports, data on racial or ethnic origin, membership of a trade union and disciplinary matters, if any. By signing this Statement you are giving your explicit consent for the Company to process personal data about you fairly and in a lawful manner on a need to know basis as and when required. For further particulars you should refer to the Data Protection Policy Statement contained in the Employee Handbook.

This Statement contains the written particulars of employment required to be given to you under the Employment Rights Act 1996 (as amended from time to time). For these statutory purposes it is confirmed that these particulars are correct on the date of this Statement.

Without prejudice to rights of change stated or referred to herein, it is agreed that, having regard to its subsequent needs, the Company shall have the right to make reasonable changes of a non-fundamental nature to any term or condition of your employment. You will be notified of any such changes and where applicable the notification will be in accordance with statutory requirements.

This Statement constitutes an agreement, which is intended to be legally binding and which is entered into in substitution for any previous agreement(s) or arrangement(s), whether oral or in writing, between the Company and you relating to its terms and conditions, which shall be deemed to have been terminated by mutual consent from the date that you sign this Statement. You will in addition sign a trust and confidence deed, any terms in that document which conflict with the terms of this document will prevail above the terms in this document.

Your signature confirms that you have read and understood this Statement and that you accept its provisions, agree with the references and agree to the terms and conditions, which are stated herein.

Signed by	Gary Uren

Signature	Date

Signed by	Kate Brownsett Patel for and on behalf of Atkore International.

Signature	Date

The Organisation is an equal opportunity employer. It is the Organisation’s policy that there should be equal opportunity for and no discrimination against employees or applicants on the grounds of race, colour, nationality, ethnic or national origin, religion, belief, gender, sex, sexual orientation, marital status, disability, age, part time status or trade union membership or non-membership.